Exhibit (a)(1)(C)

SUNLINK HEALTH SYSTEM, INC.

NOTICE OF GUARANTEED DELIVERY

FOR TENDER OF

SUNLINK COMMON SHARES

As set forth in Section 4 of the Offer to Purchase (as defined below), this Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the Offer (as defined below) by SunLink Health Systems, Inc. (“SunLink”) if:

•

certificates evidencing shares of SunLink common shares, no par value per share, are not immediately available or cannot be delivered to the depositary before the expiration date (as defined in the Offer to Purchase);

•

the procedure for book-entry transfer described in the Offer to Purchase, dated February 5, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together, as each may be amended and supplemented from time to time, constitute the tender offer (the “Offer”) cannot be completed on a timely basis; or

•

time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal, an agent’s message in the case of a book-entry transfer (as defined in the Offer to Purchase) and any other required documents, to reach the depositary prior to the expiration date.

This Notice of Guaranteed Delivery, properly completed and duly executed, may be delivered by mail, overnight courier or facsimile transmission to the depositary. See Section 4 of the Offer to Purchase.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Express or Overnight Courier:	By Mail:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile Transmission (for eligible institutions only):

Facsimile: (718) 234-5001

To confirm by telephone: (718) 921-8317

For this notice to be properly delivered, it must be received by the depositary at the above address before the Offer expires. Delivery of this notice to another address will NOT constitute proper delivery. Deliveries to SunLink, the information agent or the book-entry transfer facility will not be forwarded to the depositary and will NOT constitute proper delivery.

This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on the Letter of Transmittal is required to be guaranteed by an eligible guarantor institution (as defined below) under the instructions to the Letter of Transmittal, the signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

NOTICE OF GUARANTEED DELIVERY

By signing this Notice of Guaranteed Delivery, you tender to SunLink Health Systems, Inc. at the Offer Price of $1.50 per share, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal, receipt of which you hereby acknowledge, the number of shares specified below pursuant to the guaranteed delivery procedure described in Section 4 of the Offer to Purchase.

By signing this Notice of Guaranteed Delivery, you are also certifying that you are tendering all shares beneficially owned by you, and that, therefore, you are eligible to receive a $100.00 bonus upon consummation of the Offer.

Number of shares to be tendered:             shares.

GUARANTEE OF DELIVERY

(Not to be Used for a Signature Guarantee)

The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an “eligible institution”), guarantees the delivery to the depositary of the shares tendered, in proper form for transfer, or a confirmation that the shares tendered have been delivered pursuant to the procedure for book-entry transfer described in the Offer to Purchase into the depositary’s account at the book-entry transfer facility, in each case together with a properly completed and duly executed Letter of Transmittal, or an agent’s message in the case of a book-entry transfer, and any other required documents, all within three (3) New York Stock Exchange trading days after the date of receipt by the depositary of this Notice of Guaranteed Delivery.

The eligible institution that completes this form must communicate the guarantee to the depositary and must deliver the Letter of Transmittal and certificates representing shares to the depositary within the time period set forth in the Offer to Purchase. Failure to do so could result in a financial loss to the eligible institution.

Name of Firm:

Address:

Daytime Area Code and Telephone Number:

Authorized Signature:

Name:

Title:

Date:

Note: Do not send share certificates with this form. Certificates for shares should be sent with the Letter of Transmittal.

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